Exhibit 99

Release Date:	Further Information:

IMMEDIATE RELEASE	David J. Bursic
January 28, 2020	President and CEO
Phone: 412/364-1913

WVS FINANCIAL CORP. ANNOUNCES INCREASED NET INCOME AND EARNINGS PER SHARE FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2019

Pittsburgh, PA — WVS Financial Corp. (NASDAQ: WVFC), the holding company for West View Savings Bank, today reported net income of $727 thousand or $0.41 per diluted share, for the three months ended December 31, 2019 as compared to $685 thousand or $0.38 per diluted share for the same period in 2018. The $42 thousand or 6.1% increase in net income during the three months ended December 31, 2019 was primarily attributable to a $12 thousand increase in non-interest income, a decrease in non-interest expense of $84 thousand and a $22 thousand decrease in the provision for loan losses which were partially offset by a $74 thousand decrease in net interest income, when compared to the same period of 2018. The decrease in net interest income was the result of a $172 thousand decrease in interest income which was partially offset by a $98 thousand decrease in interest expense for the three months ending December 31, 2019, when compared to the same period in 2018. The decrease in interest income for the three months ended December 31, 2019 was primarily attributable to lower market yields earned on the Company’s floating rate investment and mortgage-backed securities portfolio and lower average balances of mortgage-backed securities outstanding which were partially offset by higher yields on Federal Home Loan Bank (“FHLB”) stock, and higher average balances of investment securities, loans and certificates of deposit when compared to the same period in 2018. The decrease in interest expense for the three months ended December 31, 2019 was primarily attributable to lower rates paid on FHLB short-term and variable rate long-term borrowings and lower average balances of FHLB short-term borrowings which were partially offset by higher average balances of wholesale time deposits and higher rates paid on time deposits when compared to the same period in 2018. The decrease in non-interest expense was primarily attributable to lower employee post retirement benefit costs, no federal deposit insurance expense resulting from the continued application of Small Bank Assessment Credits by the Federal Deposit Insurance Corporation (“FDIC”), and lower overall general non-interest expenses during the three months ended December 31, 2019, when compared to the same period in 2018. The increase in non-interest income was largely the result of gains on the sale of investment securities of $32 thousand which were partially offset by a $16 thousand other than temporary impairment loss on the private label mortgage-backed securities (PLMBS) portfolio during the three months ended December 31, 2019. There were no investment securities gains during the same period of 2018. During the quarter ended September 30, 2019, the Company’s one non-performing asset consisting of a single-family real estate loan was discharged from bankruptcy and since that time has been current. The decrease in the provision for loan losses was primarily due to this loan being returned to performing status.

Net income for the six months ended December 31, 2019 totaled $1.5 million or $0.86 per diluted share, as compared to $1.4 million or $0.80 per diluted share for the same period in 2018. The $88 thousand or 6.2% increase in net income during the six months ended December 31, 2019 was primarily attributable to a $138 thousand decrease in non-interest expense and a $51 thousand decrease in the provision for loan losses, partially offset by a $71 thousand decrease in net interest income and a $42 thousand increase in income tax expense, when compared to the same period in 2018. The decrease in non-interest expense was primarily attributable to lower employee post retirement benefit costs, decreased federal deposit insurance expenses due to FDIC Small Bank Assessment Credits and lower automated teller machine program expenses during the six months ended December 31, 2019, when compared to the same period in 2018. The decrease in net interest income during the six months ended December 31, 2019 was attributable to a $16 thousand decrease in interest income and a $55 thousand increase in interest expense when compared to the same period in 2018. The decrease in interest income was primarily the result of lower average yields on the Company’s floating rate investment and mortgage-backed securities, and lower outstanding balances of floating rate mortgage-backed securities partially offset by higher average outstanding balances of loans and investment securities, and higher yields earned on FHLB stock, when compared to the same period in 2018. The increase in interest expense was primarily attributable to higher average balances outstanding of wholesale time deposits and higher yields paid on time deposits which were partially offset by lower yields paid on FHLB advances and lower average balances of FHLB advances outstanding during the six months ended December 31, 2019, when compared to the same period of 2018. The increase in income tax expense for the six months ended December 31, 2019 was primarily the result of higher levels of taxable income, when compared to the same period in 2018. The decrease in the provision for loan losses was primarily the result of changes in the associated loan balances within the portfolio and the return of one non-performing loan to performing status.

WVS Financial Corp. owns 100% of the outstanding common stock of West View Savings Bank. The Savings Bank is a Pennsylvania-chartered, FDIC savings bank, which conducts business from six offices located in the North Hills suburbs of Pittsburgh, Pennsylvania. The Savings Bank wishes to thank our customers and host communities for allowing us to be their full service bank.

—TABLES ATTACHED—

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WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in thousands except per share data)

	December 31, 2019 (Unaudited)	June 30, 2019 (Unaudited)
Total assets	$355,248	$355,818
Cash and Cash Equivalents	3,042	4,379
Certificates of Deposits	1,591	1,843
Investment securities available-for-sale	138,060	132,780
Investment securities held-to-maturity	3,495	3,995
Mortgage-backed securities held-to-maturity	103,956	108,331
Net loans receivable	91,340	90,588
Deposits	147,131	146,435
FHLB advances: long-term, fixed-rate	15,000	15,000
FHLB advances: long-term, variable-rate	85,000	85,000
FHLB advances: short-term	68,030	70,828
Equity	37,513	36,049
Book value per share – Common Equity	19.38	18.55
Book value per share – Tier I Equity	19.20	18.54
Annualized Return on average assets	0.86%	0.80%
Annualized Return on average equity	8.37%	8.14%
Tier I leverage ratio	10.49%	10.20%

WVS FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED OPERATING DATA

(In thousands except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	(Unaudited)		(Unaudited)
	2019	2018	2019	2018
Interest income	$2,771	$2,943	$5,758	$5,774
Interest expense	1,110	1,208	2,294	2,239

Net interest income	1,661	1,735	3,464	3,535
Provision for loan losses	(8)	14	(18)	33

Net interest income after provision for loan losses	1,669	1,721	3,482	3,502
Non-interest income	122	110	232	220
Non-interest expense	870	954	1,717	1,855

Income before income tax expense	921	877	1,997	1,867
Income taxes	194	192	477	435

NET INCOME	$727	$685	$1,520	$1,432

EARNINGS PER SHARE:
Basic	$0.41	$0.38	$0.86	$0.80
Diluted	$0.41	$0.38	$0.86	$0.80

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	1,771,457	1,782,091	1,773,509	1,787,573
Diluted	1,771,457	1,782,091	1,773,509	1,787,682